UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2016 (January 29, 2016)

Rockdale Resources Corporation
(Exact name of registrant as specified in its charter)

Colorado	000-52690	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

710 N. Post Oak Rd., Ste. 512, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement

On February 1, 2016, Rockdale Resources Corporation (the “Company” or “Rockdale”) acquired 100% of the issued and outstanding shares in Askarii Resources, LLC. (the “Askarii”), a private Texas based oil & gas service company. The Company acquired Askarii through the issuance of one (1) million restricted common shares. Based on the current market value of Rockdale stock at $0.05 per share, the aggregate value of this transaction is $50,000.

Askarii, while dormant for the last few years, has a significant history with major oil companies providing services both onshore and offshore as well with regulatory agencies in Texas, Oklahoma, and New Mexico. Using Askarii, the Company will engage in the oil field service business as well as the leasing of field related heavy equipment.

 Item 2.01 Completion of Acquisition or Disposition of Assets.

As described above under Item 1.01, the Company issued one (1) million shares of restricted common stock to Askarii in order to secure 100% ownership in Askarii Resources, LLC. The acquisition was signed January 29, 2016 and considered effective as of February 1, 2016, through the issuance of Rockdale shares, in accordance to the share-exchange agreement filed with; whereby one million shares of the Company’s unregistered restricted stock, with an aggregate value of $50,000 based on a current market value of $0.05 per share, was exchanged for one million shares of Askarii, which represent 100% of Askarii. There are no material relationships between the parties in this transaction.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description
10.1*	Press Release dated February 8, 2016 - Rockdale Acquires Oil Service Company to Increase Revenue Stream
10.2*	Agreement for Share Exchange, dated January 29, 2016 and effective February 1, 2016 between the Company and Askarii Resources, LLC

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockdale Resources Corporation

/s/ Leo Womack
Leo Womack Chairman

Date: February 8, 2016